Exhibit 16.1

May 13, 2022

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K dated May 13, 2022, of Xbiotech, Inc. and are in agreement with the statements contained in the last sentence of paragraph 1 and in paragraphs 2 and 3 on page 2 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young LLP